PR 001/007

    NETFABRIC SIGNS LETTER OF INTENT TO ACQUIRE ASSETS OF HELP DESK NOW, INC.

Denville, New Jersey- January 4, 2007. NetFabric Holdings, Inc. (OTC BB:
NFBH)(NetFabric) today announced that it has signed a nonbinding letter of intent to acquire the assets of Help Desk Now, Inc. (HDN), a North Carolina based company involved in outsourced customer care solutions. HDN provides both technical and non-technical customer support from its three service centers located in Newfoundland and New Brunswick provinces of Canada. HDN was founded in 2000 and had approximate revenues of $11 million (unaudited) in 2006.

"We believe that the acquisition of HDN is a strategic move to position us as a significant outsourced service provider in the IT Services sector. The addition of HDN's infrastructure, experience, qualified personnel and processes will add an important off-site near shore component to NetFabric's existing service offerings for its enterprise customers" said Fahad Syed, Chairman and Chief Executive Officer of NetFabric.

The acquisition is subject to certain conditions including due diligence, execution of a definitive acquisition agreement and NetFabric raising the required financing to fund the purchase price of the acquisition. Accordingly, while completion of the transaction is targeted for the first quarter of 2007, no assurance can be made that the transaction will be consummated.

About NetFabric Holdings Inc.

NetFabric provides IT Solutions and Services to a prestigious list of Fortune 500 companies with a specialty in mission critical applications and services for the financial services industry. NetFabric's wide range of services and solutions includes designing and developing software applications, taking ownership of outsourced business processes, managed services, and building integrated infrastructure systems. Enterprise clients rely on NetFabric to pull together the right products and services required as solutions to meet their technology needs while delivering the most efficient and cost-effective solutions on time and within budget. For more information about NetFabric, please visit its website at http://www.netfabric.net

Safe harbor for Forward-Looking Statements:

The foregoing contains "forward-looking statements," which are based on management's beliefs, as well as on a number of assumptions concerning future events and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside NetFabric's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see NetFabric's filings with the Securities and Exchange Commission. NetFabric disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of NetFabric.

Contact:

NetFabric Holdings, Inc.
Vasan Thatham
973-887-2785 Ext 3365